Exhibit 99.1

Contact:

Chad Holmes	Jamie Bernard
Chief Financial Officer	Senior Associate
Charles River Associates	Sharon Merrill Associates, Inc.
312-377-2322	617-542-5300

CHARLES RIVER ASSOCIATES (CRA) ANNOUNCES COMMENCEMENT OF TENDER OFFER TO PURCHASE UP TO $30 MILLION OF ITS COMMON STOCK

BOSTON, February 22, 2016 — Charles River Associates (NASDAQ: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today announced the commencement of a modified “Dutch auction” self-tender offer to purchase for cash up to $30 million in value of shares of its common stock at a price within (and including) the range of $18.00 to $19.75 per share.  The closing price of CRA’s common stock on Friday, February 19, 2016, the last full trading day prior to the commencement of the tender offer, was $17.14 per share.

“Return-of-capital initiatives such as this buyback, and our existing share repurchase plan, are key elements in our capital allocation strategy,” said Paul Maleh, CRA’s President and Chief Executive Officer. “Today’s announcement underscores our confidence in CRA’s growth prospects and our commitment to provide value for our shareholders.”

The tender offer will expire at 5:00 pm, Eastern Time, on Monday, March 21, 2016, unless extended by CRA.  Tenders of CRA’s common stock must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer.

CRA intends to finance the tender offer with cash on hand and by borrowing under its existing revolving credit facility.

The modified “Dutch auction” will allow shareholders to indicate how many shares and at what price or prices within CRA’s specified range they wish to tender.  Based on the number of shares tendered and the prices specified by the tendering shareholders, CRA will determine the lowest price per share within the range that will enable it to purchase up to $30 million of its common stock or a lesser amount if the offer is not fully subscribed.  CRA also reserves the right to purchase up to an additional 2% of its shares outstanding pursuant to and without amending or extending the tender offer.

Certain Information Regarding the Tender Offer

Georgeson Securities Corporation is acting as the dealer manager for the tender offer and Georgeson Inc. will serve as information agent.  The depositary is Computershare Trust Company, N.A.  For more information about the tender offer, please contact Georgeson Inc. at (800) 213-0473.

While CRA’s board of directors has authorized the tender offer, none of CRA, its directors and officers, the dealer manager or the information agent is making any recommendation to shareholders on whether or not to tender their shares.  Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which to tender them.  In doing so, shareholders should read carefully the information in the Offer to Purchase and the Letter of Transmittal relating to the tender offer that are being distributed to shareholders and filed with the Securities and Exchange Commission today.  Shareholders are urged to discuss their decision with their tax advisors, financial advisors and/or brokers.

This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any shares of CRA’s common stock. The offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, as they may be amended or supplemented. Shareholders and investors are urged to read CRA’s Tender Offer Statement on Schedule TO, which is being filed with the Securities and Exchange Commission in connection with the tender offer and includes as exhibits the Offer to Purchase, the related Letter of Transmittal and other offer materials, as well as any amendments or supplements to the Schedule TO when they become available, because they contain important information. Each of these documents has been or will be filed with the Securities and Exchange Commission, and investors may obtain them for free from the Securities and Exchange Commission at its website (www.sec.gov) or from Georgeson Inc., the information agent for the tender offer, by telephone toll-free at (800) 213-0473 or in writing to 480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310.

About Charles River Associates (CRA)

 Charles River Associates® is a global consulting firm specializing in litigation, regulatory, financial, and management consulting. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout the world and celebrated its 50th anniversary in 2015. Detailed information about Charles River Associates, a registered trade name of CRA International, Inc., is available at www.crai.com. Follow us on LinkedIn, Twitter, and Facebook.

FORWARD-LOOKING STATEMENTS

Statements in this press release concerning the completion of the tender offer and the payment for shares related thereto, and our future business, operating results and financial condition, are “forward-looking” statements as defined in Section 21 of the Exchange Act.  These statements are based upon our current expectations and various underlying assumptions. Although we believe there is a reasonable basis for these statements and assumptions, and these statements are expressed in good faith, these statements are subject to a number of additional factors and uncertainties.  These factors include, but are not limited to, the possibility that shareholders may not tender their shares in the tender offer or other conditions to completion of the tender offer are not satisfied and, with respect to our future business, operating results and financial condition, the loss of key employee consultants or non-employee experts; their failure to generate engagements for us; the unpredictable nature and risk of litigation-related projects; dependence on the growth of our management consulting practice; the change in demand for our services; the potential loss of clients; changes in the law that affect our practice areas; and global economic conditions. For further details of the risks to the tender offer, you should read our filings with the Securities and Exchange Commission related to the tender offer, including our Schedule TO and the documents referred to therein. Further information on the above factors and other potential factors that could affect our future business, operating results and financial condition is included in our periodic filings with the Securities and Exchange Commission, including risks under the heading “Risk Factors.”  We cannot guarantee any future results, levels of activity, performance or achievement. We undertake no obligation to update any forward-looking statements after the date of this press release, and we do not intend to do so.